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                                                                   Exhibit (d40)

                     AMENDED AND RESTATED ADVISORY AGREEMENT

     This AMENDED AND RESTATED ADVISORY AGREEMENT, dated March 28, 2003, between TIFF Investment Program, Inc., a Maryland corporation ("TIP") for the account of its Government Bond Fund, (the "Fund") and Foundation Advisers, Inc. ("FAI"), a Delaware corporation (the "Adviser").

     In consideration of the mutual agreements herein made, the parties hereto agree as follows:

1. ATTORNEY-IN-FACT. TIP hereby appoints the Adviser to act as investment adviser to the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein described, for the compensation herein provided.

2. DUTIES OF THE ADVISER. Under the supervision and subject to the control of TIP's board of directors, the Adviser shall manage the investment program of the Fund and, in particular, shall perform the following duties in addition to any others that the Board of Directors and the Adviser agree are appropriate to support and enhance the investment program of the Fund:

     (a) Money Manager Selection and Supervision

          (i) Establish, in consultation with the board of directors of TIP, criteria for identification and selection of money managers for the Fund;

          (ii) Identify, screen, and interview money managers for the Fund, analyze the capabilities of such managers, and, subject to review and approval of the board of directors, select one or more money managers to invest the Fund's assets in light of the capabilities of available managers and expectations as to the way in which the investment programs and styles of each will contribute, in tandem, to the overall performance of the Fund;

          (iii) Negotiate discretionary management agreements between TIP and money managers on suitable terms with particular attention to performance benchmarks and fees, it being understood that (except with respect to uninvested cash, as provided below) the agreements will vest with the money managers, and not with the Adviser, the discretion to select particular investments within the investment program, performance benchmark or benchmarks, investment policies, and restrictions set forth in agreement, and advise TIP's board of directors, which has final authority for the approval or disapproval of such agreements, as to the terms thereof and other pertinent information with respect thereto;

          (iv) Review periodically the performance of each money manager against the manager's performance benchmark and the manager's overall contribution to the Fund's performance and make such recommendations to TIP's board of directors as the Adviser deems appropriate with respect to the continuation, modification, or termination of the agreement with the manager;
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          (v) Allocate and reallocate funds to and among money managers in light of changing market conditions, manager performance, and other factors that the Adviser deems relevant with the objective of maximizing the Fund's investment performance;

          (vi) Review the investment objectives, policies, and restrictions applicable to the Fund in light of the Fund's performance and make recommendations the Adviser deems appropriate with respect to any changes in such objectives, policies and restrictions.

     (b) Direct Management. With respect to any assets of the Fund that are not managed by a money manager, the Adviser is authorized to purchase and sell securities and other investments in accordance with the Fund's investment objectives, policies, and restrictions as described in TIP's registration statement.

     (c) All of the foregoing duties, and any others that may be performed by the Adviser from time to time, shall be performed in accordance with the investment objectives, policies, and restrictions set forth in TIP's Registration Statement under the Investment Company Act of 1940, as such Registration Statement may be amended from time to time and in conformity with the Act and other applicable law. The Adviser shall use its best judgment in the performance of its duties under this Agreement.

3. FURTHER PROVISIONS INVOLVING DIRECT MANAGEMENT BY THE ADVISER. The provisions of this section pertain to the direct management by the Adviser of all or a part of the Fund's assets.

     (a) Records. Adviser shall maintain proper and complete records relating to the furnishing of investment management services under this Agreement, including records with respect to securities transactions required by the 1940 Act and Rules thereunder. All records maintained pursuant to this Agreement shall be subject to examination by TIP and by persons authorized by it during reasonable business hours upon reasonable notice. Records required to be maintained by the 1940 Act shall be the property of TIP; Adviser will preserve such records for the periods prescribed by Rule 31 a-2 under the 1940 Act and shall surrender such records promptly at TIP's request. Upon termination of this Agreement, Adviser shall promptly return records that are TIP's property and, upon demand, shall make and deliver to TIP true, complete, and legible copies of such other records maintained as required by this Section 3(a) as TIP may request. Adviser may retain copies of records furnished to TIP.

     (b) Reports to Custodian. Adviser shall provide to TIP's custodian and to TIP on each business day information relating to all transactions concerning the managed assets.

     (c) Other Reports. Adviser shall render to the board of directors of TIP such periodic and special reports as the board may reasonably request.

     (d) Selection of Brokers. Adviser shall place orders for the purchase and sale of securities on behalf of TIP with brokers or dealers selected by Adviser in conformity with the policy respecting brokerage set forth in the Statement of Additional Information included in the Registration Statement.
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     Neither the Adviser nor any of its officers, employees, or affiliates will act as principal or receive any compensation in connection with the purchase or sale of investments by TIP other than the management fees provided for in this Agreement.

4. STANDARD OF CARE/INDEMNIFICATION. Subject to Section 36 of the 1940 Act, the Adviser shall not be liable to TIP for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Fund and the performance of its duties under this Agreement except for losses arising out of the Adviser's bad faith, willful misfeasance or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. TIP agrees to indemnify the Adviser for any claims, losses, costs, damages, or expenses (including fees and disbursements of counsel, but excluding the ordinary expenses of the Adviser arising from the performance of its duties and obligations under this Agreement) whatsoever arising out of the performance of this Agreement except for those claims, losses, costs, damages and expenses resulting from the Adviser's bad faith, willful misfeasance or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

5. OTHER INVESTMENT ACTIVITY. Subject to restrictions imposed by law and by applicable Codes of Ethics adopted by TIP and by the Adviser, Adviser and its directors, officers, affiliates, or employees may buy, sell, or trade in any securities for accounts in which they have a beneficial interest and for accounts over which they exercise investment discretion. TIP acknowledges that the Adviser and its officers, directors, and employees may at any time have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired or disposed of for the account of the Fund and that the Adviser will have no obligation to acquire for the Fund a position in any investment which the Adviser, or its officers, directors, or employees may acquire, if in the sole discretion of the Adviser, it is not feasible or desirable to acquire a position in such investment for the account of the Fund.

6. EXPENSES. The Adviser shall pay all of its expenses arising from the performance of its obligations under this Agreement including the costs of office space, equipment, and personnel necessary to discharge those obligations including, in particular, the salaries and expenses of officers of TIP who are officers or employees of the Adviser. The Adviser shall pay all fees, if any, and reimburse all expenses of its directors except to the extent such directors are directors of TIP and expenses relate to attendance at meetings of the board of directors of TIP or any committee thereof or advisors thereto. The Adviser shall not be required to pay any other expenses of TIP, including, without limitation: money manager fees; brokerage commissions; fees and expenses of administrators, independent attorneys, auditors, custodians, accounting agents, and transfer agents including maintenance of books and records which are required to be maintained by TIP's custodian or other agents of TIP; payment for portfolio pricing or valuation service to pricing agents, accountants, bankers and other specialists, if any; taxes; costs of stock certificates and any other expenses (including clerical expenses) of issue, sale, repurchase and redemption of shares; expenses of registering and qualifying shares of TIP under federal and state laws and regulations; expenses relating to investor and public relations including telephone, telex, facsimile, postage and other communications expenses and expenses of printing and distributing reports, notices and proxy materials to existing shareholders; expenses of printing and filing reports and other documents with governmental agencies; expenses of annual and special shareholders meetings; insurance premiums, including premiums for indemnification insurance for directors and officers of TIP; and extraordinary expenses such as litigation expenses.
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7. COMPENSATION. (a) As compensation for the services performed and the facilities and personnel provided by the Adviser pursuant to this Agreement, TIP will pay to the Adviser promptly at the end of each calendar month, a fee, calculated on each day during such month, at an annual rate of the Fund's average daily net assets, as follows:

          ASSETS                             ANNUAL RATE

          First $500 Million                 0.05%
          Next $500 Million                  0.05%
          Next $500 Million                  0.04%
          Next $500 Million                  0.04%
          Next $500 Million                  0.03%
          Over $2.5 Billion                  0.03%

The Adviser shall be entitled to receive during any month such interim payments of its fee hereunder as the Adviser shall request, provided that no such payment shall exceed 50% of the amount of such fee then accrued on the books of the Fund and unpaid.

     (a) If the Adviser shall serve hereunder for less than the whole of any month, the fee payable hereunder shall be prorated.

     (b) For purposes of this Section 7, the "average daily net assets" of the Fund shall mean the average of the values placed on the Fund's net assets on each day pursuant to the applicable provisions of TIP's Registration Statement, as it may be in effect from time to time.

8. TERM OF AGREEMENT. This Agreement shall continue in full force and effect until two years from the date hereof and will continue in effect from year to year thereafter if such continuance is approved in the manner required by the Act, provided that this Agreement is not otherwise terminated. The Adviser may terminate this Agreement at any time, without payment of penalty, upon 60 days' written notice to TIP. TIP may terminate this Agreement with respect to the Fund at any time, without payment of penalty, on 60 days' written notice to the Adviser by vote of either the board or a majority of the outstanding stockholders of the Fund. This Agreement will automatically terminate in the event of its assignment (as defined by the Act).

9. MISCELLANEOUS. This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require or to impose any duty upon either of the parties to do anything in violation of any applicable laws or regulations.

10. RIGHTS RELATING TO CORPORATE NAME. The Adviser and TIP each agree that the phrase "TIFF" or "The Investment Fund for Foundations," which comprises a component of TIP's corporate name, is a property right of The Investment Fund for Foundations. TIP agrees and consents that (i) it will only use the phrase "TIFF" as a component of its corporate name and for no other purpose; (ii) it
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will not purport to grant to any third party the right to use the phrase "TIFF"
for any purpose; (iii) the Adviser or any corporate affiliate of the Adviser may use or grant to others the right to use the phrase "TIFF" or any combination or abbreviation thereof, as all or a portion of a corporate or business name or for any commercial purpose, including a grant of such right to any other investment company, and at the request of the Adviser, TIP will take such action as may be required to provide its consent to such use or grant; and (iv) upon the termination of any investment advisory agreement into which the Adviser and TIP may enter, TIP shall, upon request by the Adviser, promptly take such action, at its own expense, as may be necessary to change its corporate name to one not containing the phrase "TIFF" and following such a change, shall not use the phrase "TIFF" or any combination thereof, as part of its corporate name or for any other commercial purpose, and shall use its best efforts to cause its officers, directors and stockholders to take any and all actions which the Adviser may request to effect the foregoing and recovery to the Adviser any and all rights to such phrase.

     IN WITNESS WHEREOF, TIP and the Adviser have caused this Agreement to be executed by their duly authorized officers as of the date first written above.


ATTEST                                  TIFF INVESTMENT PROGRAM, INC.


By: /s/ Chris Riley                     By: /s/ Esther Cash
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ATTEST                                  FOUNDATION ADVISERS, INC.


By: /s/ Chris Riley                     By: /s/ Tina M. Leiter
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